Exhibit 107

Calculation of Filing Fee Tables

Form S-3

SENSEONICS HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation Rule(3)	Amount Registered(1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(4)
Equity	Common Stock, $0.001 par value per share	457(c)	86,892,237	(2)	$0.66	(3)	$57,348,876.42	$0.0001102	$6,319.85
Total Offering Amounts							$57,348,876.42		$6,319.85
Total Fee Offsets									–
Net Fee Due									$6,319.85

(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock, par value $0.001 per share (“Common Stock”) that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2) Represents the shares of Common Stock of the Registrant that will be offered for resale by the selling stockholder pursuant to the prospectus to which this exhibit is attached. Consists of (i) 2,941,176 shares of common stock held by the selling stockholder named in the prospectus, the resale of such shares which was previously registered pursuant to the Registrant’s registration statement on Form S-3 filed September 8, 2020 (No. 333-248659), and (ii) an aggregate of 83,951,061 shares of the Registrant’s common stock that are issuable pursuant to the terms of warrants held by the selling stockholder named in the prospectus.

(3) Estimated in accordance with Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and the proposed maximum aggregate offering price are calculated using the average of the high and low prices of the Registrant’s Common Stock as reported on the NYSE American on May 9, 2023.

(4) The Registrant does not have any fee offsets.